EXHIBIT 5.1
[LETTERHEAD OF WOLFF & SAMSON PC]
December 1, 2005
PFSweb, Inc.
500 North Central Expressway
Plano, Texas 75074
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-4 being filed by PFSweb, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on December 1, 2005 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 18,980,039 shares of the Company’s common stock, $0.001 par value (the “Common Stock”). The Common Stock will be issued to the former stockholders of eCOST.com, Inc., a Delaware corporation (“eCOST”), pursuant to the terms of that certain Agreement and Plan of Merger dated November 29, 2005, by and among the Company, Red Dog Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of the Company, and eCOST (the “Merger Agreement”).
As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the 18,980,039 shares of Common Stock. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Based upon the foregoing, it is our opinion that the 18,980,039 shares of Common Stock, which are being issued in exchange for all the outstanding stock of eCOST pursuant to the Merger Agreement will, when issued in the manner described in the Merger Agreement and upon satisfaction of the conditions set forth therein, be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the joint proxy/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Wolff & Samson PC